Exhibit 4(i)

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
(800) 722-4448
GUARANTEED WITHDRAWAL BENEFIT III-B RIDER
Pacific Life Insurance Company has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The numeric examples contained in this Rider are based on certain hypothetical assumptions and are for example purposes only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.
The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of monthly income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.
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Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Protected Payment Amount — The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner) is age [59 1/2] or older when the first withdrawal was taken or the most recent reset, whichever is later, the Protected Payment Amount on any day after the Rider Effective Date is equal to the withdrawal percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year
If the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner) is younger than age [59 1/2] when the first withdrawal was taken or the most recent reset, whichever is later, the Protected Payment Amount on any day after the Rider Effective Date is equal to the lesser of:
(a)	the withdrawal percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year; or

(b)	the Remaining Protected Balance as of that day.
The Protected Payment Amount will never be less than zero.
Protected Payment Base — An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWAN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.
Remaining Protected Balance — The amount available for future withdrawals made under this Rider. The Remaining Protected Balance will never be less than zero.
Reset Date — Any Contract Anniversary after the Rider Effective Date on which an automatic reset or an Owner-elected reset occurs.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Guaranteed Withdrawal Benefit III-B Rider — You have purchased a Guaranteed Withdrawal Benefit III-B Rider. Subject to the terms and conditions described herein, this Rider:
(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(c)	provides for automatic annual resets or Owner-elected resets of the Protected Payment Base and Remaining Protected Balance.
This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date: (a) the age of each Annuitant is [85] years or younger; and (b) the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider.
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Annual Charge — An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The annual charge is equal to [1.05% (0.2625%] quarterly) and will not exceed a maximum annual charge percentage of 1.50% (0.375% quarterly).
The charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option. No portion of the annual charge will be deducted from the DCA Plus Fixed Option (if available under the Contract).
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarterly Rider Anniversary will be deducted from the Contract Value on that Quarterly Rider Anniversary.
If the Rider terminates prior to a Quarterly Rider Anniversary, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.
We will waive the charge for the current quarter in the following cases:
(a)	if the Rider terminates as a result of the death of an Owner or sole surviving Annuitant;

(b)	upon full annuitization of the Contract;

(c)	after the Contract Value is zero.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
Change in Annual Charge — The annual charge percentage may change as a result of any automatic reset or Owner-elected reset. The annual charge percentage will never exceed the maximum annual charge percentage specified in the Annual Charge provision.
If the Protected Payment Base and Remaining Protected Balance are never reset, the annual charge percentage established on the Rider Effective Date is guaranteed not to change.
Initial Values — The Protected Payment Base and Remaining Protected Balance are initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base and Remaining Protected Balance are equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary.
The initial Protected Payment Amount on the Rider Effective Date is equal to the applicable withdrawal percentage (based on the Owner’s age at the time of purchase) multiplied by the Protected Payment Base.
Subsequent Purchase Payments — Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base and Remaining Protected Balance by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments — For purposes of this Rider, in no event may any Purchase Payment received on or after the first (1st) Contract Anniversary, measured from the Rider Effective Date or the most recent Reset Date, whichever is later, result in the total of all Purchase Payments received since that Contract Anniversary to exceed $100,000, without our prior approval.
This provision only applies if the Contract permits Purchase Payments after the first (1st) Contract Anniversary, measured from the Contract Date.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.
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Withdrawal Percentage — On or prior to the date of first withdrawal (measured from the later of the Rider Effective Date or most recent Reset Date), the withdrawal percentage is determined as follows based on the oldest Owner’s age (or Annuitant in the case of a non-natural Owner):

Age	Withdrawal Percentage
Before [59 1/2]	[4.0%]
[59 1/2] – 64	[4.0%]
65 – 69	[4.0%]
70 – 74	[5.0%]
75 – 79	[5.0%]
80 – 84	[5.0%]
85 and older	[6.0%]
An additional percentage amount of [0.10%] is added to the withdrawal percentages in the above table on each Contract Anniversary following the Rider Effective Date if, on such Contract Anniversary:
1.	the oldest Owner (or Annuitant in the case of a non-natural Owner) has reached the age of [59 1/2]; and

2.	no withdrawals have been taken after the Rider Effective Date.
If the first withdrawal (measured from the later of the Rider Effective Date or most recent Reset Date) is taken on or after age [59 1/2]:
•	The withdrawal percentage will automatically increase according to the above table based on the oldest Owner’s age (or Annuitant in the case of a non-natural Owner) as of the most recent Contract Anniversary.
If the first withdrawal (measured from the later of the Rider Effective Date or most recent Reset Date) is taken prior to age [59 1/2]:
•	The withdrawal percentage determined at the time of first withdrawal will remain unchanged unless a reset occurs. Once a reset occurs, the withdrawal percentage will be the determined at the time of the first withdrawal following such reset.
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to that withdrawal, the Protected Payment Base will remain unchanged. Immediately following the withdrawal, the Remaining Protected Balance will decrease by the withdrawal amount.
Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base and Remaining Protected Balance. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine the ratio for proportionate reduction (“B”) where B equals A divided by the (Contract Value immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero;

(d)	Determine the new Remaining Protected Balance which equals the lesser of:
1.	(Remaining Protected Balance immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal) multiplied by (1 minus B); or
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2.	the Remaining Protected Balance immediately prior to the withdrawal minus the total withdrawal amount.
WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Death Benefit Amount Adjustment — If a withdrawal, including an RMD withdrawal as described in the Withdrawals to Satisfy Required Minimum Distribution provision, does not exceed the value of the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Death Benefit Amount by the amount of the withdrawal.
If a withdrawal, except an RMD withdrawal, exceeds the value of the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Death Benefit Amount. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine (“B”) where B equals the Contract Value immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal;

(c)	Determine the ratio for proportionate reduction (“C”) where C equals (A divided by B);

(d)	Determine the new Death Benefit Amount which equals the greater of:
1.	The Contract Value as of that day, minus any withdrawals that day; or

2.	The aggregate Purchase Payments reduced by previous Death Benefit Amount Adjustments minus the Protected Payment Amount and then multiplied by (1-C).
This provision does not apply if 1) the Rider is terminated prior to the death of an Owner or sole surviving Annuitant; or 2) you have an optional death benefit rider. If you have an optional death benefit rider, adjustments for withdrawals are made pursuant to the optional death benefit rider provisions.
Withdrawals to Satisfy Required Minimum Distribution — No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of the Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:
(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Immediately following a RMD withdrawal, the Remaining Protected Balance will decrease by the RMD withdrawal amount.
Depletion of Contract Value — If a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
(a)	if the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner):
(i)	was younger than age [59 1/2 ]when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, the Protected Payment Amount will be paid each year until the Remaining Protected Balance is reduced to zero; or
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(ii)	was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, the Protected Payment Amount will be paid each year until the day of the death of an Owner or the date of death of the sole surviving Annuitant.
The payments under subparagraphs (a)(i) and (a)(ii) above will be made through a series of pre-authorized withdrawals with a payment frequency, as elected by the Owner, but no less frequently than annually;
(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	any Remaining Protected Balance will not be available for payment in a lump sum and will not be applied to provide payments under an Annuity Option; and

(d)	the Contract will cease to provide any death benefit.
If the Owner or sole surviving Annuitant dies and the Contract Value is zero as of the date of death, any Remaining Protected Balance will be paid to the Beneficiary under the series of pre-authorized withdrawals and payment frequency then in effect at the time of the Owner’s or sole surviving Annuitant’s death.
Depletion of Remaining Protected Balance — If a withdrawal reduces the Remaining Protected Balance to zero and Contract Value remains, the following will apply:
If the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner):
(a)	was younger than age [59 1/2] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, this Rider will terminate; or

(b)	was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, you may elect to withdraw up to the Protected Payment Amount each year until the day of the death of an Owner or the date of death of the sole surviving Annuitant.
If a withdrawal (except an RMD withdrawal) taken from the Contract exceeds the Protected Payment Amount, the Protected Payment Base will be reduced according to the Withdrawals Exceeding Protected Payment Amount provision of this Rider.
Any death benefit proceeds to be paid to the Beneficiary from remaining Contract Value will be paid as described under the Death Benefit provisions of the Contract.
Automatic Reset — On each Contract Anniversary while this rider is in effect and before the Annuity Date we will automatically reset the Protected Payment Base and Remaining Protected Balance if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.
The Protected Payment Base and Remaining Protected Balance will be reset to an amount equal to 100% of the Contract Value.
The annual charge percentage may change as a result of any automatic reset. (See Change in Annual Charge provision). We will provide you with written confirmation of each automatic reset.
Automatic Reset — Opt-Out Election — If you are within [sixty (60)] days after a Contract Anniversary on which an automatic reset is effective, you have the option to reinstate the Protected Payment Base, Remaining Protected Balance, Protected Payment Amount and the annual charge percentage to their respective amounts immediately before the automatic reset.
If you elect this option, your opt-out election must be received, in a form satisfactory to us, at our Service Center within the same [sixty (60)] day period after the Contract Anniversary on which the reset is effective.
Any future automatic resets will continue in effect in accordance with the Automatic Reset provision of this Rider.
Automatic Reset — Future Participation — You may elect not to participate in future automatic resets at any time. Your election must be received, in a form satisfactory to us, at our Service Center, while this rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries.
If you previously elected not to participate in automatic resets, you may re-elect to participate in future automatic resets at any time. Your election to resume participation must be received, in a form satisfactory to us, at our
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Service Center while this Rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries as described in the Automatic Reset provision.
Owner-Elected Resets (Non-Automatic) — You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. The annual charge percentage may change if you elect this reset option. (See Change in Annual Charge provision).
On each Reset Date we will set the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.
If you elect this option, your election must be received, in a form satisfactory to us, at our Service Center within [sixty (60)] days after the Contract Anniversary on which the reset is effective. This option may result in a reduction in the Protected Payment Base, Remaining Protected Balance, and Protected Payment Amount. The reduction will occur when your Contract Value is less than the Protected Payment Base as of the Contract Anniversary you elected the reset. We will provide you with written confirmation of your election.
Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. A reset does not start a new period in which additional percentage amounts accrue in delay of withdrawal situations. The limitations and restrictions on Purchase Payments and withdrawals, the deduction of annual charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization — If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:
(a)	the Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Continuation of Rider if Surviving Spouse Continues Contract — If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under this Rider, until the Remaining Protected Balance is reduced to zero. If the Remaining Protected Balance is at zero when the Owner dies, this Rider will terminate.
The surviving spouse may elect any of the reset options available under this Rider for subsequent Contract Anniversaries. If a reset takes place, then the provisions of this Rider will continue in full force and in effect for the surviving spouse. If a reset takes place, the withdrawal percentage may change and will be determined based on the age of the surviving spouse.
The surviving spouse will receive any accrued increases in the withdrawal percentage, but no further additional percentage amounts accrue for delaying withdrawals.
Termination of Rider — Except as otherwise provided under the Continuation of Rider if Surviving
Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day the Remaining Protected Balance is reduced to zero;
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(c)	the day of the death of an Owner or the date of death of the sole surviving Annuitant;

(d)	the day the Contract is terminated in accordance with the provisions of the Contract;

(e)	the day we are notified of a change in ownership of the Contract to a non-spouse Owner if the Contract is non-qualified excluding changes in ownership to or from certain trusts;

(f)	the Annuity Date; or

(g)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount.
This Rider will not terminate under subparagraph (b) above if the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner) was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later.
This Rider and the Contract will not terminate under subparagraph (d) above if at the time of this event, the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under:
(i)	subparagraph (b) if the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner) was younger than age [59 1/2] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later; or

(ii)	subparagraph (c) if the oldest Owner (or Annuitant, in the case of an Owner who is a Non-Natural Owner) was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later.
Rider Effective Date — This Rider is effective on the Contract Date, unless a later date is shown below
     Rider Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary
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GUARANTEED WITHDRAWAL BENEFIT III-B RIDER
SAMPLE CALCULATIONS — For Illustration Purposes Only
The numeric examples shown in this section are based on hypothetical assumptions and are for example purposes only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 6 are based on the following assumptions:
•	Rider Effective Date = Contract Date

•	Rider purchased by a 68 year old

•	Automatic resets are shown, if applicable
Example #1 — Setting of Initial Values.

Beginning
of				Protected	Protected	Remaining
Contract	Purchase		Contract Value	Payment	Payment	Protected	Withdrawal
Year	Payment	Withdrawal	after Activity	Base	Amount	Balance	Percentage

1	$100,000		$100,000	$100,000	$4,000	$100,000	4.0%
Example #2 — Subsequent Purchase Payments.

Beginning				Protected	Protected	Remaining
of Contract	Purchase		Contract Value	Payment	Payment	Protected	Withdrawal
Year	Payment	Withdrawal	after Activity	Base	Amount	Balance	Percentage

1	$100,000		$100,000	$100,000	$4,000	$100,000	4.0%
Activity	$100,000		$202,000	$200,000	$8,000	$200,000	4.0%
2			$207,000	$207,000	$8,487	$207,000	4.1%
3			$220,000	$220,000	$11,440	$200,000	5.2%
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base and Remaining Protected Balance are increased by the amount of the Purchase Payment.

•	Since no withdrawals were taken during the first Contract Year, an additional percentage amount is added to the withdrawal percentage which increases the withdrawal percentage to 4.1%.

•	An automatic reset takes place at the beginning of Contract Year 2, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base and Remaining Protected Balance to $207,000. Also, the Protected Payment Amount increases to $8,487 (4.1% X $207,000).

•	Since no withdrawals were taken during the second Contract Year, an additional percentage amount is added to the withdrawal percentage which increases the withdrawal percentage to 4.2%.

•	Since the Owner turned 70 during Contract Year 2, an additional percentage amount is added to the withdrawal percentage which increases the withdrawal percentage to 5.2%.

•	An automatic reset takes place at the beginning of Contract Year 3, since the Contract Value ($220,000) is higher than the Protected Payment Base ($207,000). This resets the Protected Payment Base and Remaining Protected Balance to $220,000. Also, the Protected Payment Amount increases to $11,440 (5.2% X $220,000).
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Example #3 — Withdrawals Not Exceeding Protected Payment Amount.

Beginning				Protected	Protected	Remaining
of Contract	Purchase		Contract Value	Payment	Payment	Protected	Withdrawal
Year	Payment	Withdrawal	after Activity	Base	Amount	Balance	Percentage

1	$100,000		$100,000	$100,000	$4,000	$100,000	4.0%
Activity	$100,000		$202,000	$200,000	$8,000	$200,000	4.0%
2			$207,000	$207,000	$8,487	$207,000	4.1%
3			$220,000	$220,000	$11,440	$220,000	5.2%
Activity		$10,000	$215,000	$220,000	$11,440	$210,000	5.2%
4			$215,000	$220,000	$11,440	$210,000	5.2%
5			$225,000	$225,000	$11,700	$225,000	5.2%
•	Since a withdrawal takes place in Contract Year 3, no further additional percentage amounts will be added to the withdrawal percentage so that the withdrawal percentage will remain at 5.2% until the Contract Anniversary after the Owner attains age 85. The Protected Payment Base remains the same and the Remaining Protected Balance is reduced by the amount of the withdrawal.

•	An automatic reset takes place at the beginning of Contract Year 5, since the Contract Value ($225,000) is higher than the Protected Payment Base ($220,000). This resets the Protected Payment Base and Remaining Protected Balance to $225,000. Also, the Protected Payment Amount increases to $11,700 (5.2% X $225,000).
Example #4 — Withdrawals Exceeding Protected Payment Amount.

Beginning
of			Contract	Protected	Protected	Remaining
Contract	Purchase		Value	Payment	Payment	Protected	Withdrawal
Year	Payment	Withdrawal	after Activity	Base	Amount	Balance	Percentage

1	$100,000		$100,000	$100,000	$4,000	$100,000	4.0%
Activity	$100,000		$202,000	$200,000	$8,000	$200,000	4.0%
2			$207,000	$207,000	$8,487	$207,000	4.1%
3			$220,000	$220,000	$11,440	$220,000	5.2%
Activity		$20,000	$215,000	$211,576	$0	$200,000	5.2%
4			$215,000	$215,000	$11,180	$215,000	5.2%
5			$225,000	$225,000	$11,700	$225,000	5.2%
•	Since a withdrawal takes place in Contract Year 3, no further additional percentage amounts will be added to the withdrawal percentage so that the withdrawal percentage will remain at 5.2% until the Contract Anniversary after the Owner attains age 85.

•	Due to the withdrawal of $20,000 which exceeded the Protected Payment Amount in Contract Year 3, the Protected Payment Base is reduced to $211,576 and the Remaining Protected Balance is reduced to $200,000. They are determined as follows:
o	A (the excess withdrawal amount) = $8,560 = ($20,000 – $11,440)

o	B (the ratio for proportionate reduction) = 0.0383 = ($8560/($235,000 - $11,440)); $235,000 is equal to the Contract Value immediately prior to the withdrawal.

o	Protected Payment Base = $211,576 = $220,000 x (1 – 0.0383)

o	At the beginning of Contract Year 4, the Protected Payment Amount is reset to $11,002 (5.2% X $211,576)

o	Remaining Protected Balance = $200,000 = lesser of:
▪	$200,574 = ($220,000 — $11,440) x (1 – 0.0383); or

▪	$200,000 = ($220,000 — $20,000)
An automatic reset takes place at the beginning of Contract Year 5 since he Contract Value ($225,000) is higher than the Protected Payment Base ($211,576). This resets the Protected Payment Base and Remaining Protected Balance to $225,000 Also, the Protected Payment Amount increases to $11,700 (5.2% X $225,000).
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Example #5 — Death Benefit Amount Adjustment for Withdrawal of Less than the Protected Payment Amount

Beginning		Protected		Contract	Death
of Contract	Purchase	Payment	Withdrawal	Value After	Benefit
Year	Payment	Amount	Amount	Transaction	Amount

1	$100,000	$4,000		$100,000	$100,000
2		$4,000		$80,000	$100,000
Activity			$3,000	$77,000	$97,000
•	Due to the withdrawal of $3,000 (which is less than the Protected Payment Amount) made in Contract Year 2, the Death Benefit Amount is reduced to $97,000.
o	The Death Benefit Amount after a withdrawal that is less than the Protected Payment Amount = A — B, where:
▪	A = $100,000 = The Death Benefit Amount prior to the withdrawal

▪	B = $3,000 = The amount of the withdrawal
o	The Death Benefit Amount after the withdrawal of $3,000 = $100,000 – $3,000 = $97,000
Example #6 — Death Benefit Amount Adjustment for Withdrawal Exceeding the Protected Payment Amount

Beginning		Protected		Contract	Death
of Contract	Purchase	Payment	Withdrawal	Value After	Benefit
Year	Payment	Amount	Amount	Transaction	Amount
1	$100,000	$4,000		$100,000	$100,000
2		$4,000		$80,000	$100,000
Activity			$10,000	$70,000	$88,426
•	Due to the withdrawal of $10,000 that exceeded the Protected Payment Amount in Contract Year 2, the standard death benefit amount is reduced to $88,426.
o	A = $6,000 = ($10,000 – $4,000)

o	B = $76,000 = ($80,000 – $4,000); $80,000 is Contract Value prior to $10,000 withdrawal

o	C = 0.0789 = ($6,000/($76,000);

o	D = New Death Benefit Amount = $88,426 = greater of:
▪	$70,000 (Contract Value as of that day, minus any withdrawals as of that day); or

▪	$88,426 ($100,000 – $4,000) x (1 – 0.0789)
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APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
This summary outlines the general features of the investment allocation requirements applicable to this Rider. Details regarding the investment allocation models will be provided to you upon request.
Investment Allocation Requirements — The investment allocation requirements of this Rider consist of several different investment option programs, which are maintained by us for use in combination with certain optional Riders that are available with our variable annuity contracts. The investment option programs described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. The investment option programs are asset allocation programs, which consist of the Portfolio Optimization Service and Edward Jones Sample Portfolios, Asset Allocation Strategies, and Custom Models. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider. You may allocate your Contract Value according to the following requirements:
1)	100% to one allowable Portfolio Optimization Model or Edward Jones Sample Portfolio, OR

2)	100% among the allowable Asset Allocation Strategies, OR

3)	100% among allowable investment options part of the Custom Models program.
Currently, the allowable Portfolio Optimization Models and Edward Jones Sample Portfolios, Asset Allocation Strategies, and Custom Models are as follows:

Portfolio Optimization
Service and Edward Jones
Sample Portfolios	Asset Allocation Strategies	Custom Models
[Portfolio Optimization Model A] [Portfolio Optimization Model B] [Portfolio Optimization Model C] [Portfolio Optimization Model D] [Balanced: Growth & Income] [Balanced Toward Growth] [Growth Focus]	[Pacific Dynamix-Conservative Growth Portfolio]
[Pacific Dynamix-Moderate Growth Portfolio]
[Pacific Dynamix-Growth Portfolio]
[AllianceBernstein VPS Balanced Wealth Strategy]
[BlackRock Global Allocation V.I. Fund]
[Franklin Templeton VIP Founding Funds]
[GE Investments Total Return Fund
[Invesco Van Kampen V.I. Global Tactical Asset Allocation Fund]
[Invesco V.I. Global Multi-Asset Fund]
	[PIMCO Global Multi-Asset Portfolio]	Allowable investment options within various asset groups as described in the Custom Models section of this Appendix A.
1)	Portfolio Optimization Models and Edward Jones Sample Portfolios

Portfolio Optimization Service — The Portfolio Optimization Service represents five asset allocation models, each comprised of a selected combination of Investment Options. Currently, there are [four (4)] Portfolio Optimization models available for use in combination with certain optional Riders with our variable annuity contracts. Asset allocation is a two-step process. First, an analysis is prepared to determine the break down of asset classes. Next, after the asset class exposures are known, a determination is made on how each Investment Option can be used to implement the asset class level allocations. The Investment Options are selected by evaluating the asset classes represented by that Investment Option and combining Investment Options to arrive at the desired asset class exposure. Based on this analysis, the Investment Options are selected in a manner intended to optimize returns for each model, given a particular level of risk tolerance. The current models and their asset class exposure are set out below.
ICC10:20-1186

Asset Class Exposure
Model A		Model B		Model C		Model D
Cash Equivalents	[7%]	Cash Equivalents	[5%]	Cash Equivalents	[2%]	Cash Equivalents	[0%]
Fixed Income	[73%]	Fixed Income	[57%]	Fixed Income	[42%]	Fixed Income	[25%]
Domestic Stocks	[15%]	Domestic Stocks	[29%]	Domestic Stocks	[41%]	Domestic Stocks	[54%]
International Stocks	[5%]	International Stocks	[9%]	International Stocks	[15%]	International Stocks	[21%]

Shorter	Longer
Investment	Investment
Horizon	Horizon
Lower Risk Less Volatile	Higher Risk More Volatile
Rebalancing — If a Portfolio Optimization model is selected for your investments, you can rebalance your Contract Value quarterly, semi-annually, or annually, to maintain the current allocations of your model, since changes in the net asset values of the underlying portfolios in each model will alter your asset allocation over time. This rebalancing option is independent of any other automatic rebalancing as a result of an annual analysis. If you also allocate part of your Purchase Payment or Contract Value to any allowable fixed-rate General Account Investment Option and you elect periodic rebalancing, such amounts will not be considered when rebalancing. Only the Investment Options within your model will be rebalanced.
Annual Analysis — Each of the Portfolio Optimization models are evaluated annually to assess whether the combination of investment options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result of the periodic analysis, each model may change and investment options may be added to a model (including investment options not currently available), or investment options may be deleted from a model.
Annual Updates — When your Portfolio Optimization model is updated, we will reallocate your Contract Value (and subsequent Purchase Payments, if applicable) in accordance with any changes to the model you have selected. This means the allocation of your Contract Value, and potentially the investment options in which you are invested, will automatically change and your Contract Value (and subsequent Purchase Payments, if applicable) will be automatically reallocated among the investment options in your updated model (independent of any automatic rebalancing you may have selected). We require that you grant us discretionary investment authority to periodically reallocate your Contract Value (and subsequent Purchase Payments, if applicable) in accordance with the updated version of the Portfolio Optimization model you have selected.
Notice of Automatic Updates — We will send you written notice of the updated Portfolio Optimization models at least thirty (30) days in advance of the date we intend the updated version of the model to be effective. You should carefully review these notices. If you wish to accept the changes in your selected model, you will not need to take any action, as your Contract Value (or subsequent Purchase Payments, if applicable) will be reallocated in accordance with the updated model automatically, provided you have granted us discretionary investment authority (see Annual Updates provision of this Appendix A).
If you do not wish to accept the changes to your selected model, you can change to a different model (see Change of Investment Options Programs provision of this Appendix A), change to a different investment option program, or withdraw from the investment option programs (see Termination of Investment Option Programs provision of this Appendix A).
Edward Jones Sample Portfolios — The Edward Jones Sample Portfolios are asset allocation portfolios, each comprised of a selected combination of Investment Options. Currently, there are three (3) Edward Jones Sample Portfolios available for use in combination with certain optional Riders with our variable annuity contracts. The Investment Options that comprise the portfolios are selected in a manner intended to optimize returns for each portfolio, given a particular level of risk tolerance. The current portfolios and their investment categories are set out below.
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Edward Jones Target Investment Categories
Balanced: Growth & Income		Balanced Toward Growth		Growth Focus
Income	[50%]	Income	[35%]	Income	[20%]
Growth & Income	[30%]	Growth & Income	[35%]	Growth & Income	[40%]
Growth	[15%]	Growth	[25%]	Growth	[30%]
Aggressive	[5%]	Aggressive	[5%]	Aggressive	[10%]

Shorter	Longer
Investment	Investment
Horizon	Horizon
Lower Risk Less Volatile	Higher Risk More Volatile
Rebalancing — If an Edward Jones Sample Portfolio is selected for your investments, your Contract Value will be rebalanced on a quarterly basis to maintain the current allocations of your portfolio, since changes in the net asset values of the underlying portfolios in each model will alter your asset allocation over time.

2)	Custom Models — The Custom Models program allows you, with the help of your financial professional, to create your own asset allocation model that will comply with the investment allocation requirements applicable to this Rider. You will create your own model using the requirements listed below.

To create your model, you may select investment options from the available Categories listed in the table below. You must allocate at least 25% of your Purchase Payment or Contract Value into each one of the available Categories. You may not allocate more than 15% of your Purchase Payment or Contract Value into any one Investment Option within Category A, B, or C. Category D is optional and you are not required to allocate any part of your Purchase Payment or Contract Value to this Category. If you choose to allocate your Purchase Payment or Contract Value to Category D, you are allowed to allocate more than 15% to any one Investment Option within Category D. Allocation percentages among the Categories must total 100%. The model you create will be automatically rebalanced on a quarterly basis.

Category C -
Category A - Fixed	Category B - Domestic	International and	Category D - Asset
Income Portfolios	Equity Portfolios	Sector Portfolios	Allocation Strategies
[Templeton Global Bond] Securities Fund] [Short Duration Bond] [Total Return Portfolio — VC] [Cash Management] [High Yield Bond] [Managed Bond] [Inflation Managed] [Diversified Bond]	[Small-Cap Growth]
[Capital Appreciation V.I. Fund]
[Equity Index]
[Mid-Cap Value]
[Small-Cap Index]
[Large-Cap Value]
[Small-Cap Equity]
[Comstock]
[Growth LT]
[Focused 30]
[Mid-Cap Equity]
[MFS Value Series]

[MFS Investors Growth Stock
Series]

[Mid-Cap Growth]
[Small-Cap Value]
[Main Street® Core]
[Dividend Growth]
[Large-Cap Growth]
[International Value] [International Small-Cap] [Mutual Global Discovery Securities Fund] [International Core Equity Portfolio — VC] [International Large-Cap] [Real Estate] [Emerging Markets]	[Pacific Dynamix-Conservative Growth Portfolio]

[Pacific Dynamix-Moderate Growth Portfolio]

[Pacific Dynamix-Growth Portfolio]

[AllianceBernstein VPS Balanced Wealth Strategy]

[BlackRock Global Allocation V.I. Fund]

[Franklin Templeton VIP Founding Funds]

[GE Investments Total Return Fund]

[Invesco Van Kampen V.I. Global Tactical Asset Allocation Fund]

[Invesco V.I. Global Multi-Asset Fund]

[PIMCO Global Multi-Asset Portfolio]
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Asset Allocation Strategies. You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:
[Pacific Dynamix-Conservative Growth Portfolio]
[Pacific Dynamix-Moderate Growth Portfolio]
[Pacific Dynamix-Growth Portfolio]
[AllianceBernstein VPS Balanced Wealth Strategy]
[BlackRock Global Allocation V.I. Fund]
[Franklin Templeton VIP Founding Funds]
[GE Investments Total Return Fund]
[Invesco Van Kampen V.I. Global Tactical Asset Allocation Fund]
[Invesco V.I. Global Multi-Asset Fund]
[PIMCO Global Multi-Asset Portfolio]
     Allocations among these strategies must total 100%.
Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed twelve (12) months.
The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).
Change of Investment Option Programs — Subject to trading restrictions, you may change your investment option program or options within a program selection at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment option program or options within a program is best suited to your financial needs, investment time horizon, and is consistent with your risk comfort level. You should periodically review those factors to determine if you need to change programs or options within a program to reflect such changes.
Termination of Investment Option Programs — If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.
You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:
(a)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider;

(b)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program; or

(c)	you change the allocation percentages of your Custom Model program such that the changes do not comply with the requirements described in the Custom Models section of this Appendix A.
     We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occur.
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